Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports relating to the financial statements of Jack Henry & Associates, Inc. and the effectiveness of Jack Henry & Associates, Inc.’s internal control over financial reporting (which report expresses an adverse opinion on the effectiveness of the Jack Henry & Associates, Inc.’s internal control over financial reporting because of a material weakness) dated September 11, 2015, appearing in the Annual Report on Form 10-K of Jack Henry & Associates, Inc. for the year ended June 30, 2015.

/s/ DELOITTE & TOUCHE LLP
Kansas City, Missouri
November 25, 2015